Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214-265-2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS Files IPO Registration Statement

Dallas – March 23, 2004 – MetroPCS, Inc. and MetroPCS Communications, Inc. announced today that MetroPCS Communications, Inc. has filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to its proposed initial public offering of common stock. Prior to the completion of the offering, MetroPCS Communications, Inc. will become the holding company of MetroPCS, Inc. MetroPCS anticipates that shares will be sold by the holding company and certain of its stockholders in amounts that have yet to-be-determined.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, a written prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, NY 10179 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, 250 Vesey Street, New York, NY 10080.

About MetroPCS Inc.

Dallas-based MetroPCS is a provider of wireless communications services with a total of 14 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. The company is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the company Web site at www.metropcs.com.

###